Exhibit 10.2

PROFESSIONAL SERVICES AGREEMENT

This PROFESSIONAL SERVICES AGREEMENT (“Agreement”), entered into as of the 1st day of February, 2016, is between Coeur Mining, Inc., a Delaware corporation (“Coeur”), whose mailing address is 104 S. Michigan Ave., Ste. 900, Chicago, Illinois 60603, and Keagan J. Kerr (“Consultant”) whose address is 237 Geneva Avenue, Elmhurst, IL 60126.

RECITALS

WHEREAS, Coeur desires the professional services of a Consultant for the purpose of providing human resources support to Coeur; and

WHEREAS, Consultant represents that he is qualified and desires to perform the professional services requested by Coeur, for the specified purpose provided above.

NOW THEREFORE, for and in consideration of the mutual promises and covenants hereinafter set forth to be kept and performed by the parties hereto, Coeur and Consultant hereby agree as follows:

AGREEMENT

ARTICLE 1.0. COEUR'S REPRESENTATIVE(S).

1.1    Coeur's Representative for the project shall be Mitchell J. Krebs.

1.2    Coeur may, by written Notice signed by Coeur's authorized agent, appoint additional or substitute representatives.

ARTICLE 2.0. SCOPE OF SERVICES.

2.1    Consultant shall perform, pursuant to the terms and conditions of this Agreement, the professional services as set forth in Exhibit A, hereinafter referred to as “Services”. Exhibit A and written instructions to Consultant from Coeur shall more particularly describe the Services to be performed, the place of performance; the date of performance; the date of completion; and the maximum number of days of Services to be performed. Exhibit A is incorporated into this Agreement by this reference and may be amended or further extended by the parties’ mutual agreement.

2.2    From time to time, Consultant shall engage in discussions with authorized Coeur personnel while performing Services under this Agreement.

2.3    Consultant shall not contact third parties in connection with performance of the Services without prior written authorization from Coeur.

PROFESSIONAL SERVICES AGREEMENT
BY AND BETWEEN COEUR MINING, INC.
AND KEAGAN J. KERR

2.4    Upon the written request of Coeur, Consultant shall prepare and deliver to Coeur progress reports and a final report of his findings and recommendations, and such other reports or writings as Coeur may, from time to time, find necessary and reasonable.

ARTICLE 3.0. COMPENSATION AND EXPENSES.

3.1    Compensation for the Services shall be provided in and described by the schedule set forth in Exhibit A, attached hereto. All amounts shall be in United States dollars. Unless this Agreement specifies otherwise in Exhibit A, the compensation to Consultant shall be inclusive of any and all costs of Consultant’s operation, including, without limitation, costs attributable to payroll, employee benefits, fringe benefits, overhead and profits, and costs associated with licenses, bonds, permits, supplies, machinery, safety devices, protective clothing, transportation and any taxes associated with goods and services acquired by Consultant for use in performing the Services to be provided under this Agreement.

3.2    In addition to compensation for Services, Coeur shall reimburse Consultant for all reasonable and necessary travel expenses actually incurred by Consultant upon the request of Coeur. Transportation and subsistence costs shall be paid by Coeur, except when Consultant is providing Services outside of a 50 mile radius from Consultant’s home located in Elmhurst, Illinois. Complete and accurate records of reimbursable costs and expenses shall be kept and submitted to Coeur by Consultant and shall be subject to audit by Coeur, using generally accepted accounting principles for auditing procedures.

3.3    Except as otherwise provided in Exhibit A, Consultant shall prepare and submit to Coeur, on a calendar month basis, a detailed statement of charges. The statement shall set forth the number of days or fractions of days of Services performed and the dates and locations of performance, and shall be accompanied by receipts and other evidence substantiating travel or other expenses incurred. Statements shall be directed to Coeur's Representative, Coeur Mining, Inc., 104 S. Michigan Ave., Ste. 900, Chicago, Illinois 60603. Subject to verification by Coeur, payments of amounts due shall be made by Coeur within 30 days after receipt of such statements.

3.4    During the Term and for a period of three (3) years following the termination of this Agreement, Consultant shall maintain complete and accurate books and records with respect to the Services rendered, the materials and equipment provided in connection with the Services, any allowed expenses, and the invoices submitted to Coeur for payment under this Agreement. Coeur may audit such books and records of Consultant as is reasonably necessary to determine the accuracy of any Invoice rendered by Consultant until three (3) years after the date of the Invoice. Such audits shall not be performed more often than annually, and shall not be performed in a manner which substantially impedes Consultant's business. Coeur shall require any accountants conducting such audits to execute a confidentiality agreement imposing upon such accountants the same obligations of confidentiality towards Consultant that such accountants have towards Coeur.

PROFESSIONAL SERVICES AGREEMENT
BY AND BETWEEN COEUR MINING, INC.
AND KEAGAN J. KERR

ARTICLE 4.0. AGREEMENT DURATION.

4.1    This Agreement shall commence on the date first mentioned above and shall be in effect, subject to the terms of this Agreement, through the earliest to occur of (i) May 31, 2016 or (ii) the date Consultant commences employment or consulting services for a party other than Coeur or its affiliates, unless sooner terminated (the “Term”).

4.2    Coeur may immediately terminate this Agreement by written notice to Consultant if Consultant fails to comply with any applicable local, state, and federal laws, regulations, rules, and orders of any governmental authority or any policies, guidelines, or practices of Coeur, the noncompliance with which presents, in the reasonable opinion of Coeur, a material threat to human safety or health or the environment. If so terminated, Coeur has no obligation to compensate or reimburse Consultant for any amounts except for Services rendered and expenses incurred prior to the termination date.

4.3    Coeur may terminate this Agreement if Consultant has breached any material provision hereof (other than those subject to immediate termination as described in Section 4.2 above) and such breach continues for a period of thirty (30) days after written notice thereof has been given. If so terminated, Coeur has no obligation to compensate or reimburse Consultant for any amounts except for Services rendered and expenses incurred prior to the termination date.

4.4    Coeur may terminate this Agreement for any reason by giving Consultant thirty (30) days written notice of termination and by paying Consultant the remaining term of the contract, subject to Consultant first signing a general release in a form acceptable to Coeur.

4.5    Consultant may terminate this Agreement if (i) Coeur fails to make payment to Consultant when due in accordance with the terms of this Agreement and such failure continues for a period of thirty (30) days after written notice thereof has been given to Coeur, or (ii) Coeur has breached any material provision of this Agreement and such breach continues for a period of thirty (30) days after written notice thereof has been given to Coeur.

4.6    If this Agreement terminates, then the Services shall automatically terminate on the same date; provided that Coeur may specify in the notice of termination that certain Services are to be completed, in which event this Agreement shall continue to apply to such Services until such are completed. Consultant shall not be entitled to payment for Services performed after the effective date of any notice of termination unless approved by Coeur or otherwise provided in this Agreement or the notice of termination. No party shall be relieved of any of its obligations arising under this Agreement prior to the termination. Termination will be without prejudice to any rights and remedies available to a Party, including injunctive relief. The parties’ rights and obligations contained in Articles 8 and 9, and any other provisions of this Agreement that by their terms are intended to survive, shall continue to be effective following termination of this Agreement.

PROFESSIONAL SERVICES AGREEMENT
BY AND BETWEEN COEUR MINING, INC.
AND KEAGAN J. KERR

ARTICLE 5.0. COMPLIANCE WITH STATE AND FEDERAL LAWS.

5.1    Consultant shall comply with all applicable State, Federal, international or local laws, rules or regulations, including, but not limited to all relevant provisions of the Foreign Corrupt Practices Act of 1977 as amended (“FCPA”), 15 USC §§78 dd-1, et seq. in the execution and completion of its Services. Consultant must also abide by Coeur’s policies, guidelines, rules, and procedures, as the same may be amended from time to time. Consultant represents that he has all licenses or other authorizations required by law to enable him to perform Services hereunder in the country or state where the Services are to be performed. Consultant shall be fully and solely responsible for conducting all operations under this Agreement, at all times, in such a manner as to avoid the risk of bodily harm to persons and damage to property.

ARTICLE 6.0. INDEPENDENT CONTRACTOR.

6.1    Consultant is and shall be, in the performance of all Services, an independent contractor. Consultant shall not in any way, at any time, be an employee or agent of Coeur, and shall not indicate or represent to any third party that Consultant is an employee or agent of Coeur. Consultant shall have no authority contractually to bind or obligate Coeur or to incur any debt or obligation on behalf of Coeur.

ARTICLE 7.0. PROFESSIONAL RESPONSIBILITY.

7.1    Consultant agrees that he will perform the work requested under this Agreement, in accordance with the standards of care, skill, and diligence normally provided by competent professionals in the performance of services in respect to work similar to that contemplated by this Agreement.

ARTICLE 8.0. INDEMNIFICATION.

8.1    Coeur shall not be liable for Consultant’s failure to exercise reasonable care in performing Services, except in the case of damages or injuries caused directly by Coeur or its employees, officers, or agents. Consultant agrees to defend, indemnify, and hold Coeur’s and Coeur’s affiliated and subsidiary companies and their employees, officers or agents, harmless against all costs, loss or damage (including attorney's fees) arising directly or indirectly out of the performance of the Services hereunder, except only claims arising out of accidents resulting from the sole negligence of Coeur.

ARTICLE 9.0. NONDISCLOSURE AND OWNERSHIP OF WORK PRODUCT.

9.1    Consultant shall not, without the prior written consent of Coeur, disclose the facts and circumstances surrounding the entry by Coeur and Consultant into this Agreement.

9.2    All reports, publications, exhibits, films, data, conclusions, and other non-public information, documentation or work product furnished by Coeur to Consultant or obtained or developed by Consultant in providing the Services under this Agreement, and all information

PROFESSIONAL SERVICES AGREEMENT
BY AND BETWEEN COEUR MINING, INC.
AND KEAGAN J. KERR

regarding Coeur's business plans, operations, properties, practices, methods, inventions, and discoveries, shall be and remain the property of Coeur, and the same shall be kept confidential by Consultant, who shall not, directly or indirectly, use or disclose the same to any third person except upon the prior written consent of Coeur. Upon termination of this Agreement or upon the proper request of Coeur, Consultant will deliver such work product and information to Coeur.

9.3    All work product created by Consultant pursuant to this Agreement shall be owned by Coeur and for Coeur’s sole use and ownership for any reason.

ARTICLE 10.0. AMENDMENT.

10.1    This Agreement may only be amended in writing, signed by each party hereto.

ARTICLE 11.0. ASSIGNMENT.

11.1    Consultant may not assign this Agreement nor any rights to payments or other rights hereunder nor shall Consultant subcontract any services to be provided by Consultant without first obtaining Coeur’s written consent. In the event any assignment is made in violation of this paragraph, Coeur shall retain the right to immediately terminate this Agreement and any obligations of Coeur thereunder. Coeur, for its part, may assign its rights and obligations under this Agreement without further consent by Consultant.

ARTICLE 12.0. BINDING EFFECT.

12.1    The terms and covenants of this Agreement shall apply to and be binding upon the successors and permitted assigns of the respective parties hereto.

ARTICLE 13.0. GOVERNING LAW AND VENUE.

13.1    The parties to this Agreement agree to exclusive jurisdiction and venue of any proceedings relating to this Agreement, or any terms and conditions hereof, in Federal courts of located in the City of Chicago, State of Illinois. This Agreement and the rights, duties and liabilities of the parties hereunder shall be governed by the laws of the State of Illinois.

ARTICLE 14.0. ENTIRE AGREEMENT.

14.1    This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, discussions, and understanding of the parties in connection herewith.

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PROFESSIONAL SERVICES AGREEMENT
BY AND BETWEEN COEUR MINING, INC.
AND KEAGAN J. KERR

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Coeur Mining, Inc.	Consultant

By:    _/s/ Mitchell J. Krebs________        _/s/ Keagan J. Kerr______________
Print Name: Mitchell J. Krebs            Print Name: Keagan J. Kerr
Title: President & Chief Executive Officer

PROFESSIONAL SERVICES AGREEMENT
BY AND BETWEEN COEUR MINING, INC.
AND KEAGAN J. KERR

EXHIBIT A

1.	Consulting Fees

Consultant will provide consulting services to Coeur at a rate of $23,750 per month.

2.	Expenses and Reimbursable Rates

Meals, accommodations, rented vehicles, and other normal and reasonable out-of-pocket expenses related to Services performed will be reimbursed at cost, pursuant to those procedures detailed above. Unless otherwise approved in writing by Coeur’s representative, Consultant will use least costly class air travel for all domestic travel (usually Coach/Economy) and business class for any international travel that exceeds 8 hours of total flight time.

3.	All Notices under this Agreement shall be directed to the Agreement representatives, as appointed above, at the following address:

(a)	Consultant:
Keagan J. Kerr
237 Geneva Avenue
Elmhurst, IL 60126
Home:
Cell:
Email:

(b)	Coeur Mining, Inc.:
Mitchell J. Krebs
Coeur Mining, Inc.
104 S. Michigan Ave., Ste. 900
Chicago, Illinois 60603
Office: (312) 489-5800
Email: mkrebs@coeur.com

4.	Services

Consultant shall provide human resources services from Consultant’s home or other personal office location unless otherwise requested by Coeur.